US Ecology Announces Record Full Year 2012 Results

BOISE, ID -- (Marketwire - February 14, 2013) - US Ecology, Inc. (NASDAQ: ECOL)

  Record Operating Income of $40.6 Million
  Record Adjusted EBITDA of $58.4 Million

US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and full year ended December 31, 2012.

Net income for the fourth quarter of 2012 was $6.1 million, or $0.33 per diluted share, compared to $6.7 million, or $0.37 per diluted share in the fourth quarter of 2011. Excluding foreign currency translation and business development expenses, adjusted earnings per diluted share grew 6% to $0.36 in the fourth quarter of 2012 from $0.34 in the fourth quarter of 2011. Operating income for the fourth quarter of 2012 was $10.8 million, up 4% from $10.4 million in the fourth quarter of 2011.

Adjusted EBITDA for the fourth quarter of 2012 was $15.6 million, up 2% from $15.3 million posted in the same quarter last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the fourth quarter of 2012 was $50.4 million, up 21% from $41.6 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 18% quarter over quarter and transportation related revenue increased 39%. US Ecology Michigan (formerly known as Dynecol, Inc.), acquired on May, 31, 2012, contributed $2.7 million of total revenue in the fourth quarter of 2012. Excluding US Ecology Michigan, T&D revenue growth in the fourth quarter of 2012 reflected a 14% increase in Base Business (recurring waste streams) revenue and a 9% increase in Event business (discrete projects) revenue compared to the fourth quarter of 2011.

Total quarterly waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities was 291,000 tons in the fourth quarter of 2012, down 27% from 398,000 tons disposed or processed in the fourth quarter of 2011. Average selling price ("ASP") for the fourth quarter of 2012, however, increased 61% compared to the fourth quarter of 2011. The decline in volume and improvement in ASP primarily reflects waste received in the prior year period from the GE Hudson River cleanup project.

For the fourth quarter of 2012, gross profit was $18.3 million, up 14% from $16.0 million in the fourth quarter of 2011. Total gross margin was 36% for the fourth quarter of 2012, down from 39% in the same quarter last year. T&D gross margin for the fourth quarter of 2012 was 44%, down from 46% in the fourth quarter of 2011. The year-over-year decrease in T&D gross margin reflects the addition of US Ecology Michigan.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2012 was $7.5 million, or 15% of revenue, compared to $5.6 million, or 14% of revenue in the same quarter last year. This $1.9 million increase in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily reflects higher payroll related costs including variable incentive compensation, severance related costs associated with the October management reorganization, business development costs, and other general administrative costs associated with higher levels of business activity.

The Company's effective income tax rate for the fourth quarter of 2012 was 39.4% for both the fourth quarter of 2012 and the fourth quarter of 2011.

At December 31, 2012, cash on hand was $2.1 million. Total borrowings on our lines of credit were $45.0 million, up from $40.6 million at December 31, 2011. This increase reflects the purchase of US Ecology Michigan for $10.8 million (net of adjustments) on May 31, 2012. At December 31, 2012, $26.5 million was available for future borrowings.

"We were pleased with the strong performance across our facilities during the fourth quarter," commented Vice President, Acting Chief Financial Officer and Chief Accounting Officer, Eric Gerratt. "Continued double digit Base Business revenue growth and strong project based Event Business more than replaced GE Hudson River cleanup project contributions in 2011."

Year-To-Date Results

Revenue for the year ending December 31, 2012 was $169.1 million, up 9% from $154.9 million for the year ending December 31, 2011. US Ecology Michigan contributed $6.7 million of total revenue since we acquired the business. T&D revenue grew 13% in 2012 compared to 2011. Excluding US Ecology Michigan, growth in T&D revenue for the year ended December 31, 2012 reflected a 17% increase in Base Business revenue partially offset by a 2% decline in Event Business revenue. Transportation revenue declined by 9% over the same time period reflecting lower revenue on the Company's clean-up project transportation and logistics services.

Total volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec waste facilities for the year ended December 31, 2012 was 1.0 million tons, down 6% from the 1.1 million tons disposed or processed for the year ended December 31, 2011. ASP increased 21% compared to 2011 as a result of a more favorable service mix in 2012.

Gross profit was $66.3 million for the year ended December 31, 2012, up 23% from $53.9 million for the year ended December 31, 2011. Gross margin was 39% for the year ended December 31, 2012, up from 35% for the same period last year. T&D margin for 2012 was 46%, up from 43% for 2011. This higher gross profit and margin reflects a more favorable service mix in 2012 than 2011, partially offset by the addition of US Ecology Michigan in 2012.

SG&A expenses for the year ended December 31, 2012 were $25.7 million, or 15% of revenue, compared to $21.5 million, or 14% of revenue, for year ended December 31, 2011. This $4.2 million increase is primarily attributable to higher payroll related costs including variable incentive compensation, business development costs, severance related costs associated with the October management reorganization and other general administrative costs associated with higher levels of business activity.

Operating income for the year ended December 31, 2012 was a record $40.6 million, up 26% from $32.4 million for the year ended December 31, 2011.

Adjusted EBITDA for the year ended December 31, 2012 was a record $58.4 million, 17% above the $49.9 million for the year ended December 31, 2011. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the year ended December 31, 2012 was 38.5%, up slightly from 38.4% for the year ended December 31, 2011. This slight increase is primarily the result of an increase in our estimated state income tax.

Net income was a record $25.7 million, or $1.40 per diluted share, for the year ended December 31, 2012, up 40% from $18.4 million, or $1.01 per diluted share, for the year ended December 31, 2011. As reconciled in Exhibit A to this release, adjusted earnings per share were $1.39 per diluted share for the year ended December 31, 2012, up 31% from the $1.06 per diluted share for the year ended December 31, 2011.

2013 Outlook

"Delivering record operating income, net income and record Adjusted EBITDA in 2012 on the heels of strong 2011 performance is a true testament to the value of US Ecology's fixed facility assets and continued operational excellence by our entire team," commented Jeff Feeler, Acting President and Chief Operating Officer. "Moving into 2013, market conditions look improved over a year ago. Industrial activity is strong in the markets we serve and our Event Business pipeline looks better than it has in several years. Our environmentally protective facilities and broad permits covering both the hazardous and radioactive markets position us to compete for a uniquely diverse array of services throughout the United States and Canada. While we are mindful of economic risks and continued uncertainty in government spending, we remain confident in our ability to continue to drive growth and increase profitability, both organically and through select acquisitions to broaden our service offerings or expand our geographical presence."

Based on continued strong market conditions, management is projecting 2013 Adjusted EBITDA of between $62 and $65 million and earnings per diluted share of between $1.45 and $1.55, excluding any foreign currency gains or losses.

Capital spending for 2013 is estimated to range from $22 to $23 million. This includes approximately $3.4 million of carryover from 2012 projects that are ongoing. In 2012 the Company invested $15.8 million in capital projects. Capital expenditures for 2013 will be devoted primarily to constructing additional disposal space at multiple facilities, acquiring land for future expansion and ongoing infrastructure upgrades and equipment replacement at our operating facilities.

Dividend

On December 12, 2012, the Company declared and accelerated the record and payment date of the quarterly dividend of $0.18 per common share to stockholders of record on December 20, 2012. The dividend was paid using cash on hand on December 27, 2012 in an aggregate amount of $3.3 million.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, February 14, 2013 at 10 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-713-8563 or 617-597-5311 and using the passcode 96536035. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through February 21, 2013 by calling 888-286-8010 or 617-801-6888 and using the passcode 72063631. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2013 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended    For the Year Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Revenue                          $  50,406  $  41,567  $ 169,138  $ 154,917
Direct operating costs              23,013     18,933     79,177     73,758
Transportation costs                 9,087      6,603     23,664     27,292
                                 ---------  ---------  ---------  ---------

Gross profit                        18,306     16,031     66,297     53,867

Selling, general and
 administrative expenses             7,492      5,628     25,659     21,502
                                 ---------  ---------  ---------  ---------
Operating income                    10,814     10,403     40,638     32,365

Other income (expense):
  Interest income                        4          5         17         26
  Interest expense                    (219)      (327)      (878)    (1,604)
  Foreign currency gain (loss)        (562)       872      1,213     (1,321)
  Other                                 56         96        728        341
                                 ---------  ---------  ---------  ---------
    Total other income (expense)      (721)       646      1,080     (2,558)

Income before income taxes          10,093     11,049     41,718     29,807
Income tax expense                   3,981      4,350     16,059     11,437
                                 ---------  ---------  ---------  ---------
Net income                       $   6,112  $   6,699  $  25,659  $  18,370
                                 =========  =========  =========  =========

Earnings per share:
    Basic                        $    0.33  $    0.37  $    1.41  $    1.01
    Diluted                      $    0.33  $    0.37  $    1.40  $    1.01

Shares used in earnings per
 share calculation:
    Basic                           18,269     18,211     18,238     18,198
    Diluted                         18,332     18,237     18,281     18,223

Dividends paid per share         $    0.36  $    0.18  $    0.90  $    0.72
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                December 31,   December 31,
                                                    2012           2011
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       2,120  $       4,289
  Receivables, net                                    33,947         29,818
  Prepaid expenses and other current assets            3,161          2,185
  Income tax receivable                                    -            181
  Deferred income taxes                                1,276            964
                                               -------------  -------------
    Total current assets                              40,504         37,437

Property and equipment, net                          109,792         99,975
Restricted cash                                        4,111          4,115
Intangible assets, net                                40,771         39,238
Goodwill                                              23,105         21,200
Other assets                                             411            623
                                               -------------  -------------
Total assets                                   $     218,694  $     202,588
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       6,333  $       4,669
  Deferred revenue                                     3,919          3,574
  Accrued liabilities                                  7,322         10,569
  Accrued salaries and benefits                        7,570          5,382
  Income tax payable                                     426          1,510
  Current portion of closure and post-closure
   obligations                                         1,913          2,890
  Current portion of long-term debt                        -             71
                                               -------------  -------------
    Total current liabilities                         27,483         28,665

Long-term closure and post-closure obligations        15,449         14,448
Reducing revolving line of credit                     45,000         40,500
Other long-term liabilities                              114            150
Unrecognized tax benefits                                467            454
Deferred income taxes                                 18,159         18,208
                                               -------------  -------------
  Total liabilities                                  106,672        102,425

Contingencies and commitments

Stockholders' Equity
  Common stock                                           184            183
  Additional paid-in capital                          63,969         62,455
  Retained earnings                                   48,424         39,197
  Treasury stock                                      (1,183)        (1,555)
  Accumulated other comprehensive income
   (loss)                                                628           (117)
                                               -------------  -------------
    Total stockholders' equity                       112,022        100,163
                                               -------------  -------------
Total liabilities and stockholders' equity     $     218,694  $     202,588
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                        For the Year Ended
                                                           December 31,
                                                       --------------------
                                                          2012       2011
                                                       ---------  ---------
Cash Flows From Operating Activities:
  Net income                                           $  25,659  $  18,370
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                            13,916     13,933
    Amortization of intangible assets                      1,469      1,419
    Accretion of closure and post-closure obligations      1,483      1,292
    Unrealized foreign currency (gain) loss               (1,400)     1,324
    Deferred income taxes                                   (711)    (1,095)
    Stock-based compensation expense                         846        837
    Unrecognized tax benefits                                 13        454
    Net loss on sale of property and equipment                13        187
    Changes in assets and liabilities (net of effect
     of business acquisition):
      Receivables, net                                    (1,850)     3,593
      Income tax receivable                                  187       (188)
      Other assets                                          (677)       715
      Accounts payable and accrued liabilities            (2,172)     2,880
      Deferred revenue                                       (50)       (21)
      Accrued salaries and benefits                        1,929      1,389
      Income tax payable                                  (1,083)    (1,106)
      Closure and post-closure obligations                (2,398)      (792)
                                                       ---------  ---------
        Net cash provided by operating activities         35,174     43,191

Cash Flows From Investing Activities:
    Purchases of property and equipment                  (15,766)   (10,096)
    Business acquisition, net of cash acquired           (10,743)         -
    Proceeds from sale of property and equipment             198         98
    Restricted cash                                            5          -
                                                       ---------  ---------
        Net cash used in investing activities            (26,306)    (9,998)

Cash Flows From Financing Activities:
    Proceeds from reducing revolving line of credit       26,000     16,900
    Proceeds from stock option exercises                   1,035        142
    Payments on reducing revolving line of credit        (21,500)   (39,400)
    Dividends paid                                       (16,432)   (13,113)
    Other                                                   (303)       307
                                                       ---------  ---------
        Net cash used in financing activities            (11,200)   (35,164)

Effect of foreign exchange rate changes on cash              163        (82)

Decrease in cash and cash equivalents                     (2,169)    (2,053)

Cash and cash equivalents at beginning of year             4,289      6,342
                                                       =========  =========

Cash and cash equivalents at end of year               $   2,120  $   4,289
                                                       =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months and year ended December 31, 2012 and 2011:

                                  Three Months Ended    For the Year Ended
(in thousands)                       December 31,          December 31,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Net Income                       $   6,112  $   6,699  $  25,659  $  18,370
  Income tax expense                 3,981      4,350     16,059     11,437
  Interest expense                     219        327        878      1,604
  Interest income                       (4)        (5)       (17)       (26)
  Foreign currency (gain)/loss         562       (872)    (1,213)     1,321
  Other income                         (56)       (96)      (728)      (341)
  Depreciation and amortization
   of plant and equipment            3,695      4,022     13,916     13,933
  Amortization of intangibles          373        343      1,469      1,419
  Stock-based compensation             282        215        846        837
  Accretion and non-cash
   adjustments of closure &
   post-closure liabilities            464        325      1,483      1,295
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  15,628  $  15,308  $  58,352  $  49,849
                                 =========  =========  =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in 2012 include the acquisition of Dynecol, Inc. which closed on May 31, 2012 and other business development and strategic planning activities. Business development costs in 2011 primarily relate to the acquisition of Stablex on October 31, 2010. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and the year ended December 31, 2012 and 2011:

(in thousands,
 except per           Three Months Ended            For the Year Ended
 share data)              December 31,                  December 31,
                 ----------------------------- -----------------------------
                      2012           2011           2012           2011
                 -------------- -------------- -------------- --------------

                           per            per            per            per
                          share          share          share          share
Net income /
 earnings per
 diluted share   $ 6,112 $ 0.33 $ 6,699 $ 0.37 $25,659 $ 1.40 $18,370 $ 1.01

Business
 development
 costs, net of
 tax             $   150   0.01       -      -     628   0.03     193   0.01
Non-cash foreign
 currency
 (gain)/loss,
 net of tax      $   418   0.02    (568) (0.03)   (713) (0.04)    816   0.04
                 ------- ------ ------- ------ ------- ------ ------- ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share   $ 6,680   0.36 $ 6,131 $ 0.34 $25,574   1.39 $19,379 $ 1.06
                 ======= ====== ======= ====== ======= ====== ======= ======

Shares used in
 earnings per
 diluted share
 calculation      18,332         18,237         18,281         18,223
                 =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com